Exhibit 99.1

Preformed Line Products Announces Second Quarter And First Half 2014 Results

MAYFIELD VILLAGE, Ohio, Aug. 8, 2014 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2014.

Net income for the quarter ended June 30, 2014 was $5,080,000, or $.94 per diluted share, compared to $6,386,000 or $1.17 per diluted share, for the comparable period in 2013.

Net sales in the second quarter of 2014 were $99,981,000, compared to $111,716,000 in the second quarter of 2013.

Currency exchange rates had a negative impact on sales of $1,723,000 for the second quarter of 2014, but the effect on net income was negligible.

Net income for the six months ended June 30, 2014 was $7,818,000, or $1.44 per diluted share, compared to $11,351,000, or $2.08 per diluted share for the comparable period in 2013.

Net sales were $189,906,000 for the first six months of 2014 compared to $210,405,000 in the first six months of 2013.

Currency exchange rates had a negative impact on sales of $6,163,000 and net income of $102,000 for the first six months of 2014.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "A significant portion of our business is dependent upon utilities investing in their infrastructure. We have seen a decrease in this investment globally due to weak economies, ever increasing regulation and geopolitical turmoil. Competition for the reduced available business naturally has an impact on margins as well. As always, we are focused on improving operational efficiencies, disciplined cost management and providing world class product and service to our customers."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 14, 2014 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

In thousands, except per share data	Three month periods ended June 30,		Six month periods ended June 30,
	2014	2013	2014	2013

Net sales	$ 99,981	$ 111,716	$ 189,906	$ 210,405
Cost of products sold	68,784	74,167	131,261	141,557
GROSS PROFIT	31,197	37,549	58,645	68,848

Costs and expenses
Selling	9,061	9,291	17,566	18,352
General and administrative	10,836	12,127	21,994	23,607
Research and engineering	4,183	3,571	7,958	7,341
Other operating expense (income)	(495)	2,071	(698)	2,192
	23,585	27,060	46,820	51,492

OPERATING INCOME	7,612	10,489	11,825	17,356

Other income (expense)
Interest income	98	134	207	250
Interest expense	(202)	(105)	(363)	(208)
Other income (expense)	98	162	74	199
	(6)	191	(82)	241

INCOME BEFORE INCOME TAXES	7,606	10,680	11,743	17,597

Income taxes	2,526	4,294	3,925	6,246

NET INCOME	$ 5,080	$ 6,386	$ 7,818	$ 11,351

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.94	$ 1.19	$ 1.45	$ 2.11

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.94	$ 1.17	$ 1.44	$ 2.08

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.40	$ 0.20

Weighted-average number of shares outstanding - basic	5,389	5,368	5,390	5,372

Weighted-average number of shares outstanding - diluted	5,393	5,450	5,430	5,450

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
Thousands of dollars, except share and per share data	2014	2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 24,585	$ 24,291
Accounts receivable, less allowances of $2,341 ($2,136 in 2013)	75,864	67,587
Inventories - net	78,986	73,835
Deferred income taxes	6,231	7,022
Prepaids	9,890	9,845
Other current assets	8,540	3,154
TOTAL CURRENT ASSETS	204,096	185,734

Property, plant and equipment - net	108,202	100,461
Other intangibles - net	16,494	11,787
Goodwill	19,384	13,873
Deferred income taxes	4,060	3,416
Other assets	15,697	17,135

TOTAL ASSETS	$ 367,933	$ 332,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 597	$ 1,105
Current portion of long-term debt	138	195
Trade accounts payable	23,781	21,750
Accrued compensation and amounts withheld from employees	12,640	10,787
Accrued expenses and other liabilities	16,176	18,378
TOTAL CURRENT LIABILITIES	53,332	52,215

Long-term debt, less current portion	34,149	13,054
Other noncurrent liabilities and deferred income taxes	17,718	14,807

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,389,992 and
5,391,074 issued and outstanding, net of 783,418 and 779,279 treasury
shares at par, respectively, as of June 30, 2014 and December 31, 2013	10,778	10,782
Common shares issued to Rabbi Trust, 249,557 and 253,156 shares at
June 30, 2014 and December 31, 2013	(9,176)	(9,306)
Deferred Compensation Liability	9,176	9,306
Paid in capital	22,007	21,082
Retained earnings	243,521	238,168
Accumulated other comprehensive loss	(13,572)	(17,702)
TOTAL SHAREHOLDERS' EQUITY	262,734	252,330

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 367,933	$ 332,406

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249